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                                                                    Exhibit 99.2

                     [REYNOLDS METALS COMPANY LETTERHEAD]

                               February 25, 1999

By DHL
------
Mr. Kenneth H. Colburn
Chief Operating Officer
Highfields Capital I LP
200 Clarendon Street
Boston, Massachusetts 02117

Dear Mr. Colburn:

     This is in reference to your letter dated February 16, 1999 to Donna C. Dabney, furnishing written notice of business to be brought before Reynolds Metals Company's 1999 Annual Meeting of Stockholders by Highfields Capital I LP ("Highfields" or "you").

     In accordance with Rule 14a-8(f) under the Securities Exchange Act of 1934, Reynolds notifies you of the following:

     1. Your letter did not indicate that Highfields had continuously held Reynolds common stock for at least one year as of February 16, 1999. Reynolds' stock records show that Highfields became a holder of record on February 11, 1999. Please provide appropriate evidence that Highfields has continuously held Reynolds shares for at least one year before Highfields' submission of the proposal, as required under Rule 14a-8(b).

     2. Your letter did not indicate that Highfields intends to continue to hold shares of Reynolds common stock through the date of Reynolds' 1999 Annual Meeting. Please provide an appropriate written statement that Highfields intends to continue ownership of Reynolds shares through the date of Reynolds' 1999 Annual Meeting as required under Rule 14a-8(b).

     3. Reynolds has determined that your proposal was not timely received for purposes of Rule 14a-8. Under Rule 14a-8(e)(2), the deadline for receipt of stockholder proposals to be included in Reynolds' proxy materials for its 1999 Annual Meeting was November 18, 1998. This deadline was stated in Reynolds' 1998 proxy statement and in its Form 10-Q for the quarter ended June 30, 1998. Reynolds intends to exclude your proposal and supporting

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Highfields Capital I LP
February 25, 1999
Page 2




statement from its proxy materials on this basis. Reynolds also reserves the right to exclude your proposal to the extent it is permitted to do so under any other provision of Rule 14a-8.

     Reynolds would appreciate receiving Highfields' response to Items 1 and 2 above by March 12, 1999.

                                        Very truly yours,

                                        /s/ Brenda Hart

                                        Brenda A. Hart